Exhibit 99.1

AT THE COMPANY:
Kenneth Boerger	Greg Geswein
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2451
FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 9, 2008
LIBBEY INC. LOWERS EXPECTATIONS FOR THE FOURTH
QUARTER OF 2008 AND ANNOUNCES CLOSING OF SYRACUSE
CHINA DINNERWARE FACTORY
•	Weakening global economic conditions lead to dampened financial outlook

•	Company announces plans to close Syracuse, NY factory and Mira Loma, CA glassware distribution center to further improve operating results and increase cash flow in 2009

•	Cash flow enhancements now expected to total $24 million to $28 million in 2009, excluding any one-time charges
TOLEDO, OHIO, DECEMBER 9, 2008—Libbey Inc. (NYSE: LBY) announced today that it expects its sales and EBITDA (excluding any one-time charges) for the fourth quarter ending December 31, 2008, to be significantly lower than its previous guidance of $210.0 million to $220.0 million in sales and EBITDA of $20.5 million to $23.5 million, provided on October 16, 2008.
John F. Meier, chairman and chief executive officer, said “The recent and dramatic slowdown in the foodservice and retail channels, weaknesses in the Mexican peso and declining consumer confidence in all markets are expected to contribute to reduced results during the fourth quarter. While sales were close to expectations through October they deteriorated quickly in November. We are being impacted by current economic conditions, but we are confident that we are maintaining our market share in our core North American glassware markets. Given the lack of visibility in these markets, we are unable to estimate fourth-quarter sales and EBITDA with the desired degree of accuracy at this time.”
- More -

Libbey Inc.
Add 1
Operational Changes to Improve Competitive Position
Libbey also announced that it plans to permanently close its Syracuse China ceramic dinnerware factory in Syracuse, New York, as part of its ongoing effort to improve its cost structure and operating efficiency. The closure is currently planned to be complete on or about March 27, 2009. The Syracuse facility currently employs approximately 275 people.
Meier said, “For our customers, we expect to minimize the effects of this decision by continuing to service the North American foodservice dinnerware market with imported dinnerware under both the Syracuse China and World Tableware brands. While considerable efforts have been made at Syracuse China to reduce costs, the operations continue to fall short of our strategic expectations. This restructuring of Syracuse China will improve Libbey’s competitiveness in 2009 and beyond.”
In another action to reduce costs, Libbey announced that it plans to close its Mira Loma, California glassware distribution center, which employs approximately 30 people, in May 2009 and not renew its lease that expires in June 2009. Customers who are currently serviced by the Mira Loma facility will be serviced by one of Libbey’s other North American distribution centers.
The Company is currently assessing the associated special charges as a result of these closures, the majority of which the Company expects to be non-cash and to be recorded in the fourth quarter of 2008.
Libbey previously announced that it has identified $20.0 million to $23.0 million of cash flow enhancements that it expects to achieve in 2009. These include a number of cost- reduction initiatives throughout the Company, led by capital expenditure reductions of $12.0 million to $14.0 million. The closures of the Syracuse China and Mira Loma facilities were not included in the $20.0 to $23.0 million of previously announced cash flow enhancements and are expected to add an additional $4.0 million to $5.0 million to cash flow on an annual basis, excluding any one-time special charges.
The Company expects to announce earnings for the fourth quarter and full year of 2008 on February 12, 2009, and will have a conference call at that time.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 17, 2008. Important factors potentially affecting performance include but are not limited to increased competition
- More -

Libbey Inc.
Add 2
from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. With respect to its expectations regarding the Crisa acquisition, these factors also include the ability of Vitro to supply necessary services to Crisa.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;
•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;
•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and
•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, for 120 years, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2007, Libbey Inc.’s net sales totaled $814.2 million.
- More -